Exhibit (l)

PURCHASE AGREEMENT

Mirae Asset Discovery Funds (the “Trust”), a Delaware statutory trust, and Mirae Asset Global Investments (USA) LLC (“Mirae Asset USA”), a Delaware limited liability company, hereby agree as follows:

1.

The Trust hereby offers to sell to Mirae Asset USA and Mirae Asset USA hereby agrees to purchase 10,008 shares of the Trust at a price of $10 per share, to be divided evenly across each of the following series of the Trust (each, a “Fund”), Global Emerging Markets Sector Leader Fund, Asia Sector Leader Fund, China Sector Leader Fund, Brazil Sector Leader Fund, Global Emerging Markets Great Consumer Fund and Asia Great Consumer Fund, divided equally among the Class I, Class A and Class C share classes of Global Emerging Markets Sector Leader Fund, Asia Sector Leader Fund, China Sector Leader Fund, Brazil Sector Leader Fund  and the Class I share class of Global Emerging Markets Great Consumer Fund and Asia Great Consumer Fund (collectively, the “Shares”) of each Fund.  The Trust hereby acknowledges receipt from Mirae Asset USA of funds in full payment for the foregoing Shares.

2.

Mirae Asset USA represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the       day of                          , 2010.

MIRAE ASSET DISCOVERY FUNDS

By:

Name:

Title:

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:

Name:

Title: